EXHIBIT 21

Guaranty Bancshares, Inc.

Name of Subsidiary	State of Incorporation

Guaranty Financial Corp., Inc. (1)	Delaware

Guaranty (TX) Capital Trust I (1)	Delaware

Guaranty (TX) Capital Trust II (1)	Delaware

Guaranty Bond Bank (2)	Texas

Guaranty Leasing Company (3)	Texas

Guaranty Company Inc. (3)	Texas

G. B. Com, Inc. (3)	Texas

BSC Securities, L.C.(3)	Texas

Independent Bank Services, L.C. (3)	Texas

(1)  Subsidiary of Guaranty Bancshares, Inc.
(2)  Subsidiary of Guaranty Financial Corp., Inc.
(3)  Subsidiary of Guaranty Bond Bank

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